Exhibit 5.1

February 14, 2017	355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES
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Houlihan Lokey, Inc.

5th Floor

10250 Constellation Blvd.

Los Angeles, CA 90067

Re:	Registration Statement on Form S-3 (No. 333-215801); 8,000,000 shares of Class A Common Stock, par value $0.001 per share.

Ladies and Gentlemen:

We have acted as special counsel to Houlihan Lokey, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale of 6,000,000 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) (including up to 1,200,000 shares subject to the underwriters’ option to purchase additional shares) (the “Primary Shares”) and (ii) the sale of 2,000,000 shares of Class A Common Stock issuable upon conversion of shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”) by certain stockholders of the Company (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The offering and sale of the Shares are covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated February 6, 2017 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated February 6, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated February 8, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

February 14, 2017

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Primary Shares have been duly authorized by all necessary corporate action of the Company and when the Primary Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the underwriting agreement filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on February 10, 2017, the Primary Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

2. The Secondary Shares have been duly authorized by all necessary corporate action of the Company and, upon the conversion of the Class B Common Stock into Class A Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation dated August 18, 2015, the Secondary Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 14, 2017 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP